Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS CONVERTIBLE PROMISSORY NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS CONVERTIBLE PROMISSORY NOTE, INCLUDING SECTIONS 3(c)(iii) AND 11(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS CONVERTIBLE PROMISSORY NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS CONVERTIBLE PROMISSORY NOTE.

DPW HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE DUE NOVEMBER 15, 2020

Issuance Date: November 15, 2019	Principal Amount: $935,772.23

FOR VALUE RECEIVED, DPW Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of _________________, or its registered assigns (“Holder”) the amount set forth above as the original principal amount (the “Principal”) when due, whether upon November 15, 2020 (the “Maturity Date”), or upon acceleration, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion, prepayment or otherwise (in each case in accordance with the terms hereof). This Convertible Promissory Note (this “Note”) is issued to the Holder as of the Issuance Date by the Company. Certain capitalized terms used herein are defined in Section 24. The Company acknowledges and agrees that the exchange of this Note for the promissory notes issued (i) in the original principal amount of $575,000 on May 10, 2019, and (ii) in the original principal amount of $230,000 on May 21, 2019 (collectively, the “Original note”), did not involve the payment of, or giving of a commission, or other remuneration, directly or indirectly, in connection with, the exchange and that the exchange was exempt from registration under Section 3(a)(9) of the 1933 Act. In addition, the Company acknowledges and agrees that the exchange of the Original note for this Note, did not involve the payment of, or giving of a commission, or other remuneration, directly or indirectly, in connection with, the exchange and that the exchange was exempt from registration under Section 3(a)(9) of the 1933 Act. Accordingly, the Company shall at all times agree that the holding period of this Note for purposes of Rule 144 under the 1933 Act tacks back May 10, 2019 for $575,000 in Principal, May 21, 2019, 2018 for $230,000 in Principal and the date of this Note for the Default Premium of $130,772.23 in Principal.

1.	PAYMENTS OF PRINCIPAL.

On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest and accrued. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest, if any.

2.	INTEREST; INTEREST RATE.

(a)       Interest on this Note shall commence accruing on November 15, 2019 at 8% per annum subject to adjustment in accordance with the terms of this Section 2 (the “Interest Rate”), shall be calculated on the basis of a 360-day year and twelve 30-day months, compounded daily, and shall be payable by the Company to the Holder, in cash, on the Maturity Date.

(b)       From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to the lower of 12.0% per annum or the highest amount permitted by law, shall compounded daily (the “Default Interest”), and shall be due and payable on the first Trading Day of each calendar month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured (and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Default Interest Payment Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.            CONVERSION OF NOTES. Provided that the Common Stock is listed on the NYSE American as of the time of any conversion and that Exchange Approval shall have been obtained at such time, this Note shall be convertible into validly issued, fully paid and non-assessable shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3. For avoidance of doubt, if the Common Stock is not listed on the NYSE American, no approval to issue Common Stock is required. Upon receipt of a Conversion Notice, as defined herein, if the Common Stock is listed on the NYSE American, the Company shall promptly file an application to list the Common Stock on the NYSE American.

(a)         Conversion Right. Subject to the provisions of this Section 3, at any time following the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into Conversion Shares in accordance with Section 3(b), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Conversion Share upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent (as defined below)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)         Conversion Rate. The number of Conversion Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)       “Conversion Amount” means the sum of (x) portion of the Principal to be converted, prepaid or otherwise with respect to which this determination is being made and (y) all accrued and unpaid Interest with respect to such portion of the Principal amount, if any.

(ii)       “Conversion Price” means $1.80. The Conversion Price shall be subject to equitable adjustments resulting from any stock splits, stock dividends, combinations, recapitalizations or similar events. The Company shall issue irrevocable instructions to its Transfer Agent regarding conversions such that the transfer agent shall be authorized and instructed to issue shares of Common Stock upon its receipt of a Conversion Notice without further approval or authorization from the Company.

(c)         Mechanics of Conversion.

(i)       Optional Conversion. To convert any Conversion Amount into Conversion Shares on any date (a “Conversion Date”), the Holder shall deliver to the Company (whether via facsimile, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”). If required pursuant to Section 3(c)(iii) hereof, within two Trading Days following a conversion of this Note as aforesaid, the Holder shall surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction as contemplated by Section 11(b)). On or before the first Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation and representation as to whether such Conversion Shares may then be resold pursuant to Rule 144 or an effective and available registration statement, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to the Holder and the Transfer Agent which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second Trading Day following the date on which the Company has received a Conversion Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Company shall (1) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. If this Note is physically surrendered for conversion pursuant to Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two Trading Days after receipt of this Note and at its own expense, issue and deliver to the Holder (or its designee) a new Note (in accordance with Section 11(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

2

(ii)       Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each day after such Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)       Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holder of the Note and the principal amount of the Note (the “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holder or holders of the Note shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes (including, without limitation, the right to receive payments of Principal and Interest hereunder) notwithstanding notice to the contrary. The Registered Note may, subject to Section 23 hereof, be assigned, transferred or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell all or part of the Registered Note by the holder thereof, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 11, provided that if the Company does not so record an assignment, transfer or sale (as the case may be) of all or part of any Registered Note within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 3, following conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted (in which event this Note shall be delivered to the Company following conversion thereof) or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest and converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(d)       Limitations on Conversions. The Company shall not effect the conversion of any portion of the Note and the Holder shall not have the right to convert any portion of the Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (the “Maximum Percentage”) (which provision may be waived by the Holder by written notice from the Holder to the Company, which notice shall be effective 61 days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock held by the Holder plus the number of shares of Common Stock issuable upon conversion of the Note and all other convertible securities with respect to which the determination of such sentence is being made subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of the Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Company’s transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Company must notify the Holder of a reduced number of Conversion Shares to be acquired pursuant to such Conversion Notice. For

3

any reason, upon the written or oral request of the Holder, the Company shall as promptly as practicable confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Note, by the Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of such portion of the Note results in the Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act and Rule 13b-3 thereunder), the number of conversion shares so issued by which the Holder’s beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote, sell, or transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to the Holder pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert the Note pursuant to this Section 3(d) shall have any effect on the applicability of the provisions of this Section 3(d) with respect to any subsequent determination of convertibility. The provisions of this Section 3(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct any portion of this Section 3(d) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 3(d) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Company and acquires Common Stock and/or securities convertible into Common Stock which do not contain a beneficial ownership limitation. In such event, the Maximum Percentage limitation shall be (i) deemed modified to be identical to any limitation on beneficial ownership contained in the subsequent transaction or (ii) eliminated if there is no such limitation on beneficial ownership.

4.	RIGHTS UPON EVENT OF DEFAULT.

(a)       Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)       the Company’s default under this Note or the other Transaction Documents, including a failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note, the other Transaction Documents, subject to a cure period of ten (10) Trading Days;

(ii)       bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within 30 days of their initiation;

(iii)       the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law; and

(iv)       the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 10 consecutive days.

4

(b)       Notice of an Event of Default; Holder Right to Compel Prepayment upon Event of Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within five (5) Trading Days deliver written notice thereof via facsimile or electronic mail and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default and ending (such ending date, the “Event of Default Right Expiration Date”) on the 20th Trading Day after the later of (x) the date such Event of Default is cured and (y) the Holder’s receipt of an Event of Default Notice that includes (I) a reasonable description of the applicable Event of Default, (II) a certification as to whether, in the opinion of the Company, such Event of Default is capable of being cured and, if applicable, a reasonable description of any existing plans of the Company to cure such Event of Default and (III) a certification as to the date the Event of Default occurred and, if cured on or prior to the date of such Event of Default Notice, the applicable Event of Default Right Expiration Date, the Holder may require the Company to prepay (regardless of whether such Event of Default has been cured on or prior to the Event of Default Right Expiration Date) all or any portion of this Note by delivering written notice thereof (the “Event of Default Prepayment Notice”) to the Company, which Event of Default Prepayment Notice shall indicate the portion of this Note the Holder is electing to have prepaid. Each portion of this Note (which may include all outstanding Principal, accrued and unpaid Interest) subject to prepayment by the Company pursuant to this Section 4(b) shall be prepaid by the Company at a price equal to the portion of this Note being prepaid. To the extent prepayments required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of this Note by the Company, such prepayments shall be deemed to be voluntary prepayments. In the event of the Company’s prepayment of any portion of this Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.

5.	RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)       Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by any reverse stock split, or stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 5(a) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 5(a) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

(b)       Other Events. In the event that the Company shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 5(b) will increase the Conversion Price as otherwise determined pursuant to this Section 5, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(c)       Calculations. All calculations under this Section 5 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(d)       Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of the Note to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(e)       Floor. In no event shall this Section 5 cause the Conversion Price to be reduced below $1.20 per share, subject to adjustment under Section 5(a).

6.            NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of the Company’s Certificate of Incorporation or other charter documents, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing or any other provision of this Note or the other Transaction Documents, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note. Notwithstanding anything herein to the contrary, if the Holder is not permitted to convert this Note in full for any reason, the Company shall use its best efforts to promptly remedy such failure, including, without limitation, obtaining such consents or approvals as necessary to permit such conversion into shares of Common Stock.

5

7.            RESERVATION OF AUTHORIZED SHARES. So long as the Note remains outstanding, the Company shall at all times reserve 5 million shares of its Common Stock, subject to adjustment for stock splits, stock dividends, combinations and similar events (the “Required Reserve Amount”).

8.            OPTIONAL PREPAYMENT. At any time during the period beginning on the Issuance Date and expiring upon the Maturity Date, the Company shall have the right, exercisable on not less than thirty (30) days prior written notice to the Holder of the Note and subject to prior conversion, to prepay the outstanding Note (principal and accrued interest), in full, in accordance with this Section 10. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note by email and FedEx or other reputable delivery service, next business day delivery and shall state: that the Company is exercising its right to prepay the Note. On the date fixed for prepayment (the “Optional Prepayment Date”), the Company shall make payment of the Optional Prepayment Amount (as defined below) by wire transfer as specified by the Holder in writing to the Company at least three (3) Trading Days prior to the Optional Prepayment Date. If the Company exercises its right to prepay the Note, the Company shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to the Multiple (as hereinafter defined), multiplied by the sum of: (w) the then outstanding Principal of this Note plus (x) accrued and unpaid interest on the unpaid Principal of this Note to the Optional Prepayment Date plus (y) if applicable, Default Interest, if any, on the amounts referred to in clauses (w) and (x). For purposes hereof, the “Multiple” shall be: (i) 105% if the Optional Prepayment Notice is delivered within three (3) months of the Issuance Date, and (ii) 110% if the Optional Prepayment Notice is delivered at any time thereafter.

9.            COVENANTS. Until all of the principal amount of and accrued but unpaid interest under Note has been repaid, prepaid or otherwise satisfied in accordance with their terms:

(a)       Preservation of Existence, Etc. The Company shall maintain and preserve its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b)       Maintenance of Properties, Etc. The Company shall maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(c)       Maintenance of Intellectual Property. The Company will take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor of the Company that are necessary or material to the conduct of its business in full force and effect.

10.          AMENDING THE TERMS OF THIS NOTE. The prior written consent of the Holder shall be required for any change, waiver or amendment to this Note. Any change, waiver or amendment so approved shall be binding upon all existing and future holders of this Note; provided, however, that no such change, waiver or, as applied to the Note held by any particular holder of the Note, shall, without the written consent of that particular holder, (i) reduce the amount of Principal, reduce the amount of accrued and unpaid Interest, or extend the Maturity Date, of the Note, (ii) disproportionally and adversely affect any rights under the Note of any holder of any other portion of the Note; or (iii) modify any of the provisions of, or impair the right of any holder of the Note under this Section 10.

11.	REISSUANCE OF THIS NOTE.

(a)       Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 11(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section11(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or prepayment of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)       Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 11(d)) representing the outstanding Principal. The Holder shall not be required to deliver a bond or other security.

6

(c)       Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 11(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)       Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 11(a) or Section 11(c), the Principal designated by the Holder which does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of a new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the of this Note, from the Issuance Date.

12.          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.

13.          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

14.          CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Closing Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

15.          FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

16.          DISPUTE RESOLUTION. The Company expressly acknowledges and agrees that (i) this Section 16 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under the New York  Civil Practice Law and Rules, as amended, (ii) the terms of this Note and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Note and any other applicable Transaction Documents, (iii) the Holder (and only the Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 16 to any state or federal court sitting in New York County, New York in lieu of utilizing the procedures set forth in this Section 16 and (iv) nothing in this Section 16 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 16).

17.          NOTICES. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in writing with an e-mail copy to the last address provided by the Holder or its agents in writing to the Company. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor.

7

18.          CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

19.         WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

20.          GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Except as otherwise required by Section 16 above, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 16. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

21.          SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

22.          MAXIMUM PAYMENTS. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

23.          ASSIGNMENT. Neither this Note nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Note and/or the rights contained herein may be assigned without the Company’s consent by the Holder to any other entity who controls, is controlled by or is under common control with the Holder.

24.          CERTAIN DEFINITIONS. For purposes of this Note, the following words and terms shall have the following meanings:

(a)       “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b)       “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c)       “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d)       “Closing Date” shall mean the date the Company initially issued the Note

8

(e)       “Common Stock” means (i) the Company’s shares of Class A common stock, $0.001 par value per share, and (ii) any capital stock into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f)       “Exchange Agreement” means that certain Exchange Agreement, dated as of November 15, 2019, by and between the Company and the Holder.

(g)       “Exchange Approval” means approval of the issuance of the Conversion Shares contemplated by this Agreement by the NYSE American, which approval shall be sought no later than twenty-five (25) days after the Closing Date.

(h)       “GAAP” means United States generally accepted accounting principles, consistently applied.

(i)       “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(j)       “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company to perform any of its obligations under any of the Transaction Documents (as defined below).

(k)       “Maturity Date” shall mean the date listed in the preamble hereto as the Maturity Date.

(l)        “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(m)       “Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTCQB or the OTCQX or any successors of any of these exchanges or markets.

(n)       “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(o)       “Transaction Documents” means this Note, the Exchange Agreement and any other documents relating to the issuance of this Note by the Company to the Holder.

25.          DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company, the Company shall within one Trading Day after any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise.

26.          TRUE-UP. In the event the Holder’s proceeds from the sale of all the shares of Common Stock received by the Holder pursuant to the Conversion Notice(s) under this Note, do not equal at least 100% of the sum of the deemed outstanding Principal balance of this Note and the interest accrued thereon, the Company shall owe the difference to the Holder (the “True-Up Amount”). Upon notice from the Holder (the “True-Up Notice”), the Company shall within two (2) Trading Days have the option to pay the True-Up Amount to the Holder in cash or through the delivery of free trading shares of Common Stock; provided, however, that if the approval of the Principal Market is required for the Common Stock to be issued for the True-Up Amount, the two (2) Trading Days shall be delayed until the Company has obtained such approval, which the Company shall use its best efforts to obtain as promptly as practicable. The number of shares of Common Stock to be issued for the True-Up Amount shall be determined using the average closing price of the Common Stock on the Principal Market for the ten (10) Trading Days immediately preceding the date of the True-Up Notice.

[signature page follows]

9

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

DPW HOLDINGS, INC.

By:

Name:	Milton C. Ault, III

Title:	Chief Executive Officer

10

EXHIBIT I

DPW HOLDINGS, INC.

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by DPW Holdings, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Class A Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion:

Aggregate Principal to be converted:

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal and such Aggregate Interest to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

☐        Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐        Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date: _____________ __,____

Name of Registered Holder

By:
Name:
Title:

Tax ID:

Facsimile:

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies that the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144 (subject to the Holder’s execution and delivery to the Company of a customary 144 representation letter) or (ii) an effective and available registration statement and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

DPW HOLDINGS, INC.

By:

Name:

Title: